Exhibit 99.1
CONTINEUM THERAPEUTICS REPORTS FOURTH-QUARTER 2025 FINANCIAL RESULTS; AFFIRMS KEY CLINICAL DEVELOPMENT MILESTONES

- Patient dosing initiated in PROPEL-IPF, a global Phase 2 trial evaluating PIPE-791 for the treatment of patients with idiopathic pulmonary fibrosis (IPF)

- Topline data from the exploratory PIPE-791 Phase 1b trial in patients with chronic pain is expected in the second quarter of 2026

SAN DIEGO – March 5, 2026 – Contineum Therapeutics, Inc. (NASDAQ: CTNM) (Contineum or the Company), a clinical-stage biopharmaceutical company pioneering differentiated therapies for the treatment of neuroscience, inflammation and immunology (NI&I) indications, today reported its fourth-quarter 2025 financial results and affirmed its key clinical development milestones.

“We’re off to a strong start in 2026, having recently dosed the first patient in our global Phase 2 idiopathic pulmonary fibrosis (IPF) trial,” said Carmine Stengone, CEO, Contineum Therapeutics. “IPF is a devastating disease that profoundly impacts patients and their families. We’re urgently advancing PIPE-791 with the goal of developing a transformative therapy that we believe could address the limitations of current treatments. PIPE-791 may potentially offer an improved dosing, efficacy and tolerability profile to enable sustainable management of this unrelenting disease.”

Stengone continued, “With a projected cash runway that extends into mid-2029, which is approximately one year past the estimated completion of our IPF trial, we are maintaining a disciplined approach to capital allocation that prioritizes our lead clinical program, while thoughtfully advancing select discovery programs.”

Key Clinical Development Milestones
•Contineum has initiated patient dosing in PROPEL-IPF, a global Phase 2 clinical trial evaluating PIPE-791 for the treatment of patients with IPF. PROPEL-IPF is a 26-week, randomized, double-blind, placebo-controlled clinical trial evaluating the efficacy, safety, tolerability and pharmacokinetics of once-daily, oral PIPE-791 in approximately 324 IPF patients. The primary efficacy endpoint is the change from baseline through week 26 in absolute forced vital capacity (FVC mL). More information on this trial can be found at https://clinicaltrials.gov (NCT07284459).
•The Company anticipates reporting topline data from its exploratory PIPE-791 Phase 1b trial in patients with chronic osteoarthritis pain or chronic lower back pain in the second quarter of 2026. This randomized, double-blind, placebo-controlled, crossover trial initiated patient dosing in March 2025. More information on this trial can be found at https://clinicaltrials.gov (NCT06810245).

•In December 2024, Johnson & Johnson began recruiting an estimated 124 adult participants for a Phase 2 Moonlight-1 trial of PIPE-307/JNJ-89495120. This randomized, double-blind, multicenter, placebo-controlled, proof-of-concept trial is evaluating the efficacy, safety and tolerability of PIPE-307/JNJ-89495120 as monotherapy in adult participants with major depressive disorder (MDD). More information on this trial can be found at https://clinicaltrials.gov (NCT06785012).

Fourth-Quarter 2025 Financial Results
•Cash, cash equivalents and marketable securities were $262.9 million as of December 31, 2025. Contineum believes its cash resources are sufficient to fund its planned operations through mid-2029. During the fourth quarter, the Company completed an upsized public offering that generated net proceeds of $93.0 million from the issuance of approximately 8.1 million shares of Class A common stock at a price of $12.25.
•Research and development expenses were $12.8 million, a 2 percent decrease from the fourth quarter of 2024. This decrease was primarily driven by a reduction in expenses related to the completion of the Company’s PIPE-307 VISTA trial and lower costs for the CTX-343 program, partially offset by increased expenses for the PIPE-791 programs and higher employee-related costs.
•General and administrative expenses were $4.4 million, an 8 percent increase from the fourth quarter of 2024. The increase was primarily driven by higher stock-based compensation and employee-related costs.

•Net loss was $15.2 million for the three months ended December 31, 2025, as compared to $14.6 million for the prior-year quarter.

About Contineum Therapeutics
Contineum Therapeutics (Nasdaq: CTNM) is a clinical-stage biopharmaceutical company pioneering novel, oral small molecule therapies for NI&I indications with significant unmet need. Contineum is advancing a pipeline of internally-developed programs with multiple drug candidates now in clinical trials. PIPE-791 is an LPA1 receptor antagonist in clinical development for idiopathic pulmonary fibrosis and chronic pain. PIPE-307 is a selective inhibitor of the M1 receptor in clinical development for relapsing-remitting multiple sclerosis and major depressive disorder. For more information, please visit www.contineum-tx.com.

Forward-Looking Statements
Certain statements contained in this press release, other than historical information, constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding the potential for PIPE-791 to be a transformative therapy and the pharmacological properties, safety, efficacy, tolerability and therapeutic potential of PIPE-791; the expected timing of topline data from the exploratory Phase 1b chronic pain trial; the estimated completion date of the Company’s global Phase 2 clinical trial in IPF; the Company’s cash runway; the indications, anticipated benefits of, and market opportunities for the Company’s drug candidates; the Company’s business strategies and plans; and the quotations of the Company’s management. These statements involve known and unknown risks, uncertainties and other important factors that are in some cases beyond the Company’s control and may cause its actual results, events, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks and uncertainties, include, but are not limited to, the following: the Company is heavily dependent on the success of PIPE-791 and PIPE-307, both of which are in the early stages of clinical development, and neither of these drug candidates may progress through clinical development or receive regulatory approval; the results of earlier preclinical studies and clinical trials, including those conducted by third parties, may not be predictive of future results and unexpected adverse side effects or inadequate efficacy of the Company’s drug candidates may limit their development, regulatory approval and/or commercialization; the timing and outcome of research, development and regulatory review is uncertain; the FDA or comparable foreign regulatory authorities may disagree as to the design or implementation of our proposed clinical trials; clinical trials and preclinical studies may not proceed at the time or in the manner expected, or at all; the Company may use its capital resources sooner than expected and they may be insufficient to allow the Company to achieve its anticipated milestones; the potential for the Company’s programs and prospects to be negatively impacted by developments relating to the Company’s competitors, including the results of studies or regulatory determinations relating to the Company’s competitors; risks associated with reliance on third parties to successfully conduct clinical trials; the Company’s reliance, pursuant to a global license and development agreement, upon Janssen Pharmaceutica NV, a Johnson & Johnson company, to develop, in its sole discretion, PIPE-307 for relapsing-remitting multiple sclerosis, MDD or for any other indication; the restrictions contained in the Company’s global license and development agreement with Janssen Pharmaceutica NV limiting the Company’s access to, and restricting the Company from disclosing, certain information regarding the development of PIPE-307; the Company has incurred significant operating expenses since inception and it expects that its operating expenses will continue to significantly increase for the foreseeable future; the Company’s ability to operate in a competitive industry and compete successfully against competitors that have greater resources than the Company does; the Company may be unable to obtain, maintain and enforce intellectual property protection for its technology and drug candidates; and unstable market and economic conditions and military conflict may adversely affect the Company’s business and financial condition and the broader economy and biotechnology industry. Additional risks and uncertainties that could affect the Company’s business, operations and results are included under the captions, “Risk Factors” and "Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's periodic filings and in other filings that the Company makes with the Securities and Exchange Commission (SEC) from time to time, which are available on the Company’s website at www.contineum-tx.com under the Investor section and on the SEC’s website at www.sec.gov. Accordingly, readers should not rely upon forward-looking statements as predictions of future events. Except as required by applicable law, the Company undertakes no obligation to update publicly or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Contact
Steve Kunszabo
Contineum Therapeutics
Senior Director, Investor Relations & Corporate Communications
858-649-1158
skunszabo@contineum-tx.com

CONTINEUM THERAPEUTICS, INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Operating expenses:
Research and development	$12,755	$13,014	$51,522	$38,422
General and administrative	4,359	4,033	16,537	12,472
Total operating expenses	17,114	17,047	68,059	50,894
Loss from operations	(17,114)	(17,047)	(68,059)	(50,894)
Other income (expense):
Interest income	2,010	2,528	8,246	8,905
Change in fair value of warrant liability	—	—	—	(106)
Other expense, net	(52)	(46)	(165)	(163)
Total other income, net	1,958	2,482	8,081	8,636
Net loss	$(15,156)	$(14,565)	$(59,978)	$(42,258)
Other comprehensive income (loss):
Unrealized gain (loss) on marketable securities	(5)	(490)	189	(37)
Comprehensive loss	$(15,161)	$(15,055)	$(59,789)	$(42,295)
Net loss per share, basic and diluted (a)	$(0.49)	$(0.56)	$(2.17)	$(2.18)
Weighted-average shares of common shares outstanding, basic and diluted	30,863,497	25,815,670	27,700,855	19,352,859
_________________________
(a)Basic and diluted per share amounts are the same for Class A and Class B shares.

CONTINEUM THERAPEUTICS, INC.
BALANCE SHEETS
(in thousands, except share and par value data)

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$75,603	$21,943
Marketable securities	187,293	182,817
Prepaid expenses and other current assets	5,021	1,628
Total current assets	267,917	206,388
Property and equipment, net	830	989
Other long-term assets	256	3
Operating lease right-of-use assets	7,639	5,467
Total assets	$276,642	$212,847
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,016	$1,811
Accrued expenses	6,387	6,711
Current portion of operating lease liabilities	2,341	1,452
Total current liabilities	9,744	9,974
Operating lease liabilities, net of current portion	5,909	4,807
Total liabilities	15,653	14,781
Commitments and contingencies (Note 10)
Stockholders’ equity:
Class A common stock, $0.001 par value; authorized shares—200,000,000 at December 31, 2025 and December 31, 2024; issued and outstanding shares—31,236,787 and 19,125,377 at December 31, 2025 and December 31, 2024, respectively	31	19
Class B common stock, $0.001 par value; authorized shares—20,000,000 at December 31, 2025 and December 31, 2024; issued and outstanding shares—6,083,338 at December 31, 2025; issued and outstanding shares—6,729,172 at December 31, 2024	6	7
Preferred stock, $0.001 par value; authorized shares—10,000,000 at December 31, 2025 and December 31, 2024; no shares issued or outstanding at December 31, 2025 or December 31, 2024	—	—
Additional paid-in-capital	438,072	315,371
Accumulated deficit	(177,380)	(117,402)
Accumulated other comprehensive income	260	71
Total stockholders’ equity	260,989	198,066
Total liabilities and stockholders’ equity	$276,642	$212,847